Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE
FEBRUARY 23, 2017

CHESAPEAKE ENERGY CORPORATION REPORTS 2016 FULL YEAR AND FOURTH QUARTER FINANCIAL AND OPERATIONAL RESULTS
OKLAHOMA CITY, February 23, 2017 – Chesapeake Energy Corporation (NYSE:CHK) today reported financial and operational results for the 2016 full year and fourth quarter plus other recent developments. Highlights include:

•	Average 2016 production of 635,400 boe per day, comparable to 2015 levels, adjusted for asset sales

•	Total oil and natural gas proved reserves of approximately 1.7 billion barrels of oil equivalent (bboe), a 14% increase compared to 2015 levels

•	Replaced 249% of production through extensions and discoveries, compared to 93% in 2015 (excluding reserve revisions)

•	Reduced production expenses by approximately $336 million, or 28% per boe of production, compared to 2015

•	Reduced gathering, processing and transportation expenses by approximately $264 million, or 7% per boe of production, compared to 2015

•	Improved financial flexibility and reduced leverage driven by noncore asset sales, refinancings, open market repurchases and exchanges of near and mid-term debt maturities as well as preferred stock

•	Enhanced operating flexibility through reductions of future midstream commitments

Doug Lawler, Chesapeake’s Chief Executive Officer, commented, “During 2016, we made significant progress in improving our capital efficiency, decreasing cash costs and future midstream commitments while improving our liquidity and leverage profile, which resulted in a much stronger foundation for Chesapeake going forward. In 2017, we are capitalizing on these improvements across our cost structure to increase shareholder returns from our high-quality, diversified oil and natural gas portfolio. Our increase in activity over 2016 levels positions Chesapeake to deliver increased profitability and long-term value for our shareholders.”

2016 Full Year Results
For the 2016 full year, Chesapeake’s revenues declined by 38% from the 2015 full year due to a decrease in the average realized commodity prices received for its oil and natural gas production, lower production volumes, increased unrealized hedging losses and a decrease in the volumes sold and prices received by the company's marketing affiliate on behalf of third-party producers. Average daily production for the 2016 full year of approximately 635,400 barrels of oil equivalent (boe) consisted of approximately 90,800 barrels (bbls) of oil, 2.867 billion cubic feet (bcf) of natural gas and 66,700 bbls of natural gas liquids (NGL). During 2016, Chesapeake divested properties with average daily production of approximately 73,500 boe.
Average production expenses during the 2016 full year were $3.05 per boe, while G&A expenses (including stock-based compensation) during the 2016 full year were $1.03 per boe. Combined production and G&A expenses (including stock-based compensation) during the 2016 full year were $4.08 per boe, a decrease

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

of 21% from the 2015 full year. Gathering, processing and transportation expenses during the 2016 full year were $7.98 per boe, a decrease of 7% from the 2015 full year. A summary of the company’s production and operating expense guidance for 2017 is provided in the Outlook dated February 23, 2017, beginning on page 21.
Chesapeake reported a net loss available to common stockholders of $4.881 billion, or $6.39 per share, while the company's ebitda for the 2016 full year was a loss of $3.142 billion. The primary drivers of the net loss were noncash impairments of the carrying value of Chesapeake's oil and natural gas properties totaling $2.520 billion, largely resulting from decreases in the trailing 12-month average first-day-of-the-month oil and natural gas prices used in the company's impairment calculations, Barnett Shale exit costs of approximately $645 million and unrealized hedging losses of $818 million as prices marginally recovered. Adjusting for these and other items that are typically excluded by securities analysts, the 2016 full year adjusted net loss available to common stockholders was $138 million, or $0.05 per common share, while the company's adjusted ebitda was $1.339 billion in the 2016 full year. Reconciliations of financial measures calculated in accordance with generally accepted accounting principles (GAAP) to non-GAAP measures are provided on pages 13 – 19 of this release.

2016 Fourth Quarter Results
For the 2016 fourth quarter, Chesapeake’s revenues declined by 24% year over year due to a decrease in the average realized commodity prices for its oil production, lower production volumes and increased unrealized hedging losses. Average daily production for the 2016 fourth quarter of approximately 574,500 barrels of oil equivalent (boe) consisted of approximately 90,400 bbls of oil, 2.562 bcf of natural gas and 57,100 bbls of NGL.
Average production expenses during the 2016 fourth quarter were $2.98 per boe, while G&A expenses (including stock-based compensation) during the 2016 fourth quarter were $1.28 per boe. Combined production and G&A expenses (including stock-based compensation) during the 2016 fourth quarter were $4.26 per boe, a decrease of 8% year over year. Gathering, processing and transportation expenses during the 2016 fourth quarter were $7.92 per boe, a decrease of 30% year over year, primarily due to minimum volume commitment shortfall payments accrued in the 2015 fourth quarter for our Barnett Shale operating area.
Chesapeake reported a net loss available to common stockholders of $741 million, or $0.84 per share, while the company's ebitda for the 2016 fourth quarter was a loss of $198 million. The primary drivers of the net loss were $395 million in unrealized losses on the company's oil and natural gas commodity derivatives and the loss on exchange of preferred stock of $428 million which represents the fair value of the additional shares of common stock issued in the exchange over the shares that would have been issuable pursuant to the original conversion terms. Adjusting for these and other items that are typically excluded by securities analysts, the 2016 fourth quarter adjusted net income available to common stockholders was $93 million, or $0.07 per common share, while the company's adjusted ebitda was $385 million in the 2016 fourth quarter. Reconciliations of financial measures calculated in accordance with GAAP to non-GAAP measures are provided on pages 13 – 19 of this release.

Capital Spending Overview
Chesapeake’s total capital investments were approximately $1.7 billion during the 2016 full year, compared to approximately $3.6 billion in the 2015 full year. A summary of the company’s 2016 and 2015 capital expenditures as well as the current 2017 guidance is provided in the table below.

	2015		2016		2017
Operated activity comparison	Q4	FY	Q4	FY	Outlook
Average rig count	14	28	12	10	16 - 18
Gross wells spud	66	499	60	213	380 - 440
Gross wells completed	85	547	82	365	420 - 485
Gross wells connected	100	650	110	428	415 - 480

Type of cost ($ in millions)
Drilling and completion costs	$405	$2,959	$365	$1,316
Exploration costs, leasehold and additions to other PP&E	55	231	38	130
Subtotal capital expenditures	$460	$3,190	$403	$1,446	$1,700 - $2,300
Capitalized interest	88	424	60	251	200
Total capital expenditures	$548	$3,614	$463	$1,697	$1,900 - $2,500

Balance Sheet and Liquidity

As of December 31, 2016, Chesapeake’s debt principal balance was approximately $10.0 billion, compared to $9.7 billion as of December 31, 2015, with approximately $882 million cash on hand. Subsequent to December 31, 2016, Chesapeake reduced its debt principal balance by approximately $901 million through the following actions:

•	repayment upon maturity of $258 million of our 6.25% Euro-denominated senior notes due January 2017;

•
retirement of approximately $287 million of principal amount of our outstanding contingent convertible senior notes and $2 million of non-convertible senior notes for an aggregate of $286 million pursuant to tender offers;

•	redemption and retirement of $133 million remaining principal balance of our outstanding 6.5% Senior Notes due 2017; and

•	open market repurchases of approximately $221 million principal amount of our outstanding unsecured senior notes for $224 million.

Following the 2017 reductions in the principal balance of the company's outstanding debt, Chesapeake has approximately $9.1 billion in outstanding debt, with no outstanding borrowings on its revolving credit facility. Since December 31, 2015, Chesapeake has reduced the principal amount of debt due or that could be put to the company in 2017 and 2018 by approximately $2.7 billion, or 97%, from $2.770 billion to $77 million.

Also in January 2017, the company completed private exchanges of an aggregate of approximately 10 million shares of its common stock for (i) 150,948 shares of 5.00% Cumulative Convertible Preferred Stock (Series 2005B), (ii) 72,600 shares of 5.75% Cumulative Convertible Preferred Stock and (iii) 12,500 shares of 5.75% Cumulative Convertible Preferred Stock (Series A), with an aggregate liquidation value of approximately $100 million. On February 15, 2017, Chesapeake reinstated the payment of dividends on each series of its outstanding convertible preferred stock and paid our dividends in arrears.

Following the debt principal reductions, reinstatement of preferred dividends inclusive of payment of dividends in arrears and reductions in midstream obligations detailed below, Chesapeake expects to end February with approximately $300 million in cash on hand.

Asset Acquisitions and Divestitures Update

In the 2016 third quarter, the company entered into an agreement to convey its interests in the Barnett Shale operating area located in north central Texas to Total S.A. (NYSE: TOT) and simultaneously terminate a portion of future gas gathering and transportation commitments associated with this asset. Chesapeake received approximately $218 million in proceeds for these assets, which closed on October 31, 2016.

Also in the 2016 third quarter, the company sold the majority of its upstream and midstream assets in the Devonian Shale located in West Virginia, Kentucky, and Virginia. In connection with this divestiture, the company repurchased one of its two remaining volumetric production payment (VPP) transactions, resulting in nominal net proceeds. Chesapeake retained the deeper drilling rights in the area after this disposition, which closed on December 21, 2016.

In the 2017 first quarter, Chesapeake closed on two separate sales transactions of acreage and producing properties in its Haynesville Shale operating area in northern Louisiana for gross proceeds of approximately $915 million. Included in the sale were approximately 119,500 net acres and approximately 576 wells producing 80 million cubic feet of gas (mmcf) per day. Chesapeake continues to focus on select asset divestitures and is planning to sell additional noncore and non-operated properties in 2017.

Midstream Update

In the 2016 fourth quarter, Chesapeake signed a definitive contract to restructure its natural gas gathering and service agreement in its Powder River Basin operating area with Williams Partners L.P. and Crestwood Equity Partners L.P. The restructured services replaced the current cost-of-service arrangement and improved economics that support increased development across an expanded area of dedication in the region and became effective January 1, 2017, for a 20-year term.

Chesapeake continues to work to reduce and optimize its gathering, processing and transportation commitments across all of its operating areas. In February 2017, the company successfully reduced crude transportation commitments related to the Seaway Pipeline by assigning these commitments to a separate third party, effective April 1, 2017. These commitments totaled approximately $450 million and Chesapeake paid approximately $290 million to assign the contract. As a result, the company expects its marketing margin to improve significantly in 2018 over 2017 expected levels and return to profitability after 2018. In addition, the company utilized $100 million of the proceeds from the divestiture of its assets in the Barnett Shale to buy down approximately $110 million of its related natural gas transportation obligations. This new agreement is expected to be effective March 1, 2017.

Operations Update
Chesapeake's average daily production for the 2016 fourth quarter was approximately 574,500 boe and is further detailed in the table below. For the 2017 first quarter, the company expects its average daily production to range between 515,000 and 535,000 boe, of which average daily oil production is expected to range between 80,000 and 85,000 barrels per day, which is consistent with prior guidance. Chesapeake's projected production volumes and capital expenditure program are subject to capital allocation decisions throughout the year and can be adjusted based on prevailing market conditions.

	2016	2016	2015
Operating area net production (mboe/day)	Q4	Q3	Q4
Eagle Ford	104	101	97
Haynesville	135	139	102
Marcellus	134	134	130
Utica	108	127	140
Mid-Continent	53	55	94
Powder River Basin	12	14	20
Barnett	19	59	70
Other	10	9	8
Total production	575	638	661

Chesapeake is currently utilizing 17 drilling rigs across its operating areas, six of which are located in the Eagle Ford Shale, four in the Mid-Continent area, three in the Haynesville Shale, two in the Powder River Basin and two in Northeast Appalachia. Chesapeake plans to utilize an average of 17 rigs throughout the year and intends to spud and place in production approximately 400 and 450 gross operated wells, respectively, in 2017.

Key Financial and Operational Results

The table below summarizes Chesapeake’s key financial and operational results during the 2016 fourth quarter and full year as compared to results in prior periods.

	Three Months Ended		Full Year Ended
	12/31/16	12/31/15	12/31/16	12/31/15
Oil equivalent production (in mmboe)	53	61	233	248
Oil production (in mmbbls)	8	9	33	42
Average realized oil price ($/bbl)(a)	47.37	64.04	43.58	66.91
Natural gas production (in bcf)	236	268	1,049	1,070
Average realized natural gas price ($/mcf)(a)	2.41	2.35	2.20	2.72
NGL production (in mmbbls)	5	7	24	28
Average realized NGL price ($/bbl)(a)	20.90	14.07	14.43	14.06
Production expenses ($/boe)	(2.98)	(3.62)	(3.05)	(4.22)
Gathering, processing and transportation expenses ($/boe)	(7.92)	(11.34)	(7.98)	(8.55)
Oil - ($/bbl)	(3.87)	(3.53)	(3.61)	(3.38)
Natural Gas - ($/mcf)	(1.46)	(2.26)	(1.47)	(1.66)
NGL - ($/bbl)	(8.05)	(7.47)	(7.83)	(7.37)
Production taxes ($/boe)	(0.38)	(0.19)	(0.32)	(0.40)
General and administrative expenses ($/boe)(b)	(1.11)	(0.84)	(0.87)	(0.77)
Stock-based compensation ($/boe)	(0.17)	(0.18)	(0.16)	(0.18)
DD&A of oil and natural gas properties ($/boe)	(4.05)	(5.37)	(4.31)	(8.47)
DD&A of other assets ($/boe)	(0.40)	(0.50)	(0.45)	(0.53)
Interest expenses ($/boe)(a)	(1.61)	(1.70)	(1.18)	(1.30)
Marketing, gathering and compression net margin ($ in millions)(c)	(25)	2	(194)	243
Operating cash flow ($ in millions)(d)	(120)	386	528	2,268
Operating cash flow ($/boe)	(2.27)	6.35	2.27	9.15
Adjusted ebitda ($ in millions)(e)	385	298	1,339	2,385
Adjusted ebitda ($/boe)	7.28	4.90	5.76	9.62
Net loss available to common stockholders ($ in millions)	(741)	(2,228)	(4,881)	(14,856)
Loss per share – diluted ($)	(0.84)	(3.36)	(6.39)	(22.43)
Adjusted net income (loss) available to common stockholders ($ in millions)(f)	93	(168)	(138)	(329)
Adjusted income (loss) per share ($)(g)	0.07	(0.19)	(0.05)	(0.24)

(a)	Includes the effects of realized gains (losses) from hedging, but excludes the effects of unrealized gains (losses) from hedging.

(b)	Excludes expenses associated with stock-based compensation and restructuring and other termination costs.

(c)
Includes revenue, operating expenses and unrealized gains (losses) on supply contract derivatives, but excludes depreciation and amortization of other assets. For the three months ended December 31, 2016 and December 31, 2015, unrealized gains (losses) were zero and $5 million, respectively. For the year ended December 31, 2016 and December 31, 2015, unrealized gains (losses) were ($297 million) and $296 million, respectively.

(d)	Defined as cash flow provided by operating activities before changes in assets and liabilities.

(e)	Defined as net income before interest expense, income taxes and depreciation, depletion and amortization expense, as adjusted to remove the effects of certain items detailed on page 19.

(f)	Defined as net income available to common stockholders, as adjusted to remove the effects of certain items detailed on pages 13 - 16.

(g)	We have revised our presentation of adjusted loss per share to exclude shares considered antidilutive when calculating earnings per share in accordance with GAAP.

2016 Fourth Quarter and Year-End Financial and Operational Results Conference Call Information
A conference call to discuss this release has been scheduled on Thursday, February 23, 2017 at 9:00 am EDT. The telephone number to access the conference call is 719-325-2355 or toll-free 888-417-8531. The passcode for the call is 2585187. The number to access the conference call replay is 719-457-0820 or toll-free 888-203-1112 and the passcode for the replay is 2585187. The conference call will be webcast and can be found at www.chk.com in the “Investors” section of the company’s website. The webcast of the conference will be available on the website for one year.
Headquartered in Oklahoma City, Chesapeake Energy Corporation's (NYSE: CHK) operations are focused on discovering and developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States. The company also owns oil and natural gas marketing and natural gas gathering and compression businesses.
This news release and the accompanying Outlook include "forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements that give our current expectations or forecasts of future events, production and well connection forecasts, estimates of operating costs, anticipated capital and operational efficiencies, planned development drilling and expected drilling cost reductions, general and administrative expenses, capital expenditures, the timing of anticipated noncore asset sales and proceeds to be received therefrom, projected cash flow and liquidity, our ability to enhance our cash flow and financial flexibility, plans and objectives for future operations (including our ability to optimize base production and execute gas gathering agreements), the ability of our employees, portfolio strength and operational leadership to create long-term value, and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in the forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties.
Factors that could cause actual results to differ materially from expected results include those described under "Risk Factors” in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake's subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings). These risk factors include the volatility of oil, natural gas and NGL prices; the limitations our level of indebtedness may have on our financial flexibility; our inability to access the capital markets on favorable terms; the availability of cash flows from operations and other funds to finance reserve replacement costs or satisfy our debt obligations; downgrade in our credit rating requiring us to post more collateral under certain commercial arrangements; write-downs of our oil and natural gas asset carrying values due to low commodity prices; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; charges incurred in response to market conditions and in connection with our ongoing actions to reduce financial leverage and complexity; drilling and operating risks and resulting liabilities; effects of environmental protection laws and regulation on our business; legislative and regulatory initiatives further regulating hydraulic fracturing; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; impacts of potential legislative and regulatory actions addressing climate change; federal and state tax proposals affecting our industry; potential OTC derivatives regulation limiting our ability to hedge against commodity price fluctuations; competition in the oil and gas exploration and production industry; a deterioration in general economic, business or industry conditions; negative public perceptions of our industry; limited control over properties we do not operate; pipeline and gathering system capacity constraints and transportation interruptions; terrorist activities and cyber-attacks adversely impacting our operations; potential challenges by Seventy Seven Energy Inc.'s (SSE) former creditors in connection with SSE's recently completed bankruptcy under Chapter 11 of the U.S. Bankruptcy Code; an interruption in operations at our headquarters due to a catastrophic event; the continuation of suspended dividend payments on our common stock; certain anti-takeover provisions that affect shareholder rights; and our inability to increase or maintain our liquidity through debt repurchases, capital exchanges, asset sales, joint ventures, farmouts or other means.
In addition, disclosures concerning the estimated contribution of derivative contracts to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Expected asset sales may not be completed in the time frame anticipated or at all. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release or the accompanying Outlook, except as required by applicable law. In addition, this news release contains time-sensitive information that reflects management's best judgment only as of the date of this news release.

CHESAPEAKE ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
REVENUES:
Oil, natural gas and NGL	$678	$1,269	$3,288	$5,391
Marketing, gathering and compression	1,343	1,380	4,584	7,373
Total Revenues	2,021	2,649	7,872	12,764
OPERATING EXPENSES:
Oil, natural gas and NGL production	158	220	710	1,046
Oil, natural gas and NGL gathering, processing and transportation	419	690	1,855	2,119
Production taxes	20	12	74	99
Marketing, gathering and compression	1,368	1,378	4,778	7,130
General and administrative	68	62	240	235
Restructuring and other termination costs	3	(3)	6	36
Provision for legal contingencies	11	(6)	123	353
Oil, natural gas and NGL depreciation, depletion and amortization	214	326	1,002	2,099
Depreciation and amortization of other assets	21	30	104	130
Impairment of oil and natural gas properties	—	2,831	2,520	18,238
Impairments of fixed assets and other	43	27	838	194
Net (gains) losses on sales of fixed assets	(7)	1	(12)	4
Total Operating Expenses	2,318	5,568	12,238	31,683
LOSS FROM OPERATIONS	(297)	(2,919)	(4,366)	(18,919)
OTHER INCOME (EXPENSE):
Interest expense	(99)	(107)	(296)	(317)
Losses on investments	(5)	(39)	(8)	(96)
Impairments of investments	(119)	(53)	(119)	(53)
Losses on sales of investments	—	—	(10)	—
Gains (losses) on purchases or exchanges of debt	(19)	279	236	279
Other income	7	5	19	8
Total Other Income (Expense)	(235)	85	(178)	(179)
LOSS BEFORE INCOME TAXES	(532)	(2,834)	(4,544)	(19,098)
INCOME TAX BENEFIT:
Current income taxes	(19)	(30)	(19)	(36)
Deferred income taxes	(171)	(619)	(171)	(4,427)
Total Income Tax Benefit	(190)	(649)	(190)	(4,463)
NET LOSS	(342)	(2,185)	(4,354)	(14,635)
Net income attributable to noncontrolling interests	(1)	—	(2)	(50)
NET LOSS ATTRIBUTABLE TO CHESAPEAKE	(343)	(2,185)	(4,356)	(14,685)
Preferred stock dividends	30	(43)	(97)	(171)
Loss on exchange of preferred stock	(428)	—	(428)	—
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(741)	$(2,228)	$(4,881)	$(14,856)
LOSS PER COMMON SHARE:
Basic	$(0.84)	$(3.36)	$(6.39)	$(22.43)
Diluted	$(0.84)	$(3.36)	$(6.39)	$(22.43)
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING (in millions):
Basic	887	663	764	662
Diluted	887	663	764	662

CHESAPEAKE ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(unaudited)

	December 31, 2016	December 31, 2015

Cash and cash equivalents	$882	$825
Other current assets	1,260	1,655
Total Current Assets	2,142	2,480

Property and equipment, (net)	10,654	14,298
Other assets	277	536
Total Assets	$13,073	$17,314

Current liabilities	$3,648	$3,685
Long-term debt, net	9,938	10,311
Other long-term liabilities	645	921
Total Liabilities	14,231	14,917

Preferred stock	1,771	3,062
Noncontrolling interests	257	259
Common stock and other stockholders’ equity	(3,186)	(924)
Total Equity (Deficit)	(1,158)	2,397

Total Liabilities and Equity	$13,073	$17,314

Common shares outstanding (in millions)	895	663
Principal amount of debt outstanding	$9,989	$9,706

CHESAPEAKE ENERGY CORPORATION ROLL-FORWARD OF PROVED RESERVES YEAR ENDED DECEMBER 31, 2016 (unaudited)

Mmboe(a)

Beginning balance, December 31, 2015	1,504
Production	(233)
Acquisitions	55
Divestitures	(241)
Revisions - changes to previous estimates	113
Revisions - price	(70)
Extensions and discoveries	580
Ending balance, December 31, 2016	1,708

Proved reserves growth rate before acquisitions and divestitures	26%
Proved reserves growth rate after acquisitions and divestitures	14%

Proved developed reserves	1,189
Proved developed reserves percentage	70%

PV-10 ($ in millions)(a)	$4,405

(a)
Reserve volumes and PV-10 value estimated using SEC reserve recognition standards and pricing assumptions based on the trailing 12-month average first-day-of-the-month prices as of December 31, 2016 of $42.75 per bbl of oil and $2.49 per mcf of natural gas, before basis differential adjustments.

CHESAPEAKE ENERGY CORPORATION RECONCILIATION OF PV-10 ($ in millions) (unaudited)

	December 31, 2016	December 31, 2015

Standardized measure of discounted future net cash flows	$4,379	$4,693
Discounted future cash flows for income taxes	26	34
Discounted future net cash flows before income taxes (PV-10)	$4,405	$4,727

PV-10 is discounted (at 10%) future net cash flows before income taxes. The standardized measure of discounted future net cash flows includes the effects of estimated future income tax expenses and is calculated in accordance with Accounting Standards Codification Topic 932. Management uses PV-10 as one measure of the value of the company's current proved reserves and to compare relative values among peer companies without regard to income taxes. We also understand that securities analysts and rating agencies use this measure in similar ways. While PV-10 is based on prices, costs and discount factors which are consistent from company to company, the standardized measure is dependent on the unique tax situation of each individual company.

The company’s PV-10 and standardized measure were calculated using the following prices, before basis differential adjustments: $42.75 per bbl of oil and $2.49 per mcf of natural gas as of December 31, 2016, and $50.28 per bbl of oil and $2.58 per mcf of natural gas as of December 31, 2015.

CHESAPEAKE ENERGY CORPORATION
SUPPLEMENTAL DATA – OIL, NATURAL GAS AND NGL PRODUCTION, SALES AND INTEREST EXPENSE
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Net Production:
Oil (mmbbl)	8	9	33	42
Natural gas (bcf)	236	268	1,049	1,070
NGL (mmbbl)	5	7	24	28
Oil equivalent (mmboe)	53	61	233	248

Oil, natural gas and NGL Sales ($ in millions):
Oil sales	$399	$355	$1,351	$1,904
Oil derivatives – realized gains (losses)(a)	(5)	238	97	880
Oil derivatives – unrealized gains (losses)(a)	(101)	(92)	(318)	(536)
Total Oil Sales	293	501	1,130	2,248

Natural gas sales	610	533	2,155	2,470
Natural gas derivatives – realized gains (losses)(a)	(41)	96	151	437
Natural gas derivatives – unrealized gains (losses)(a)	(296)	41	(500)	(157)
Total Natural Gas Sales	273	670	1,806	2,750

NGL sales	113	98	360	393
NGL derivatives – realized gains (losses)(a)	(3)	—	(8)	—
NGL derivatives – unrealized gains (losses)(a)	2	—	—	—
Total NGL Sales	112	98	352	393
Total Oil, Natural Gas and NGL Sales	$678	$1,269	$3,288	$5,391

Average Sales Price – excluding gains (losses) on derivatives:
Oil ($ per bbl)	$47.95	$38.33	$40.65	$45.77
Natural gas ($ per mcf)	$2.59	$1.99	$2.05	$2.31
NGL ($ per bbl)	$21.54	$14.07	$14.76	$14.06
Oil equivalent ($ per boe)	$21.24	$16.20	$16.63	$19.23

Average Sales Price – including realized gains (losses) on derivatives:
Oil ($ per bbl)	$47.37	$64.04	$43.58	$66.91
Natural gas ($ per mcf)	$2.41	$2.35	$2.20	$2.72
NGL ($ per bbl)	$20.90	$14.07	$14.43	$14.06
Oil equivalent ($ per boe)	$20.30	$21.70	$17.66	$24.54

Interest Expense ($ in millions):
Interest(b)	$87	$107	$286	$329
Interest rate derivatives – realized (gains) losses(c)	(2)	(2)	(11)	(6)
Interest rate derivatives – unrealized (gains) losses(c)	14	2	21	(6)
Total Interest Expense	$99	$107	$296	$317

(a)
Realized gains and losses include the following items: (i) settlements and accruals for settlements of nondesignated derivatives related to current period production revenues, (ii) prior period settlements for option premiums and for early-terminated derivatives originally scheduled to settle against current period production revenues, and (iii) gains and losses related to de-designated cash flow hedges originally designated to settle against current period production revenues. Unrealized gains and losses include the change in fair value of open derivatives scheduled to settle against future period production revenues offset by amounts reclassified as realized gains and losses during the period. Although we no longer designate our derivatives as cash flow hedges for accounting purposes, we believe these definitions are useful to management and investors in determining the effectiveness of our price risk management program.

(b)	Net of amounts capitalized.

(c)
Realized (gains) losses include settlements related to the current period interest accrual and the effect of (gains) losses on early termination trades. Unrealized (gains) losses include changes in the fair value of open interest rate derivatives offset by amounts reclassified to realized (gains) losses during the period.

CHESAPEAKE ENERGY CORPORATION
CONDENSED CONSOLIDATED CASH FLOW DATA
($ in millions)
(unaudited)

THREE MONTHS ENDED:	December 31, 2016	December 31, 2015

Beginning cash	$4	$1,759

Net cash provided by (used in) operating activities	(254)	179

Cash flows from investing activities:
Drilling and completion costs(a)	(347)	(399)
Acquisitions of proved and unproved properties(b)	(205)	(126)
Proceeds from divestitures of proved and unproved properties	418	1
Additions to other property and equipment(c)	(5)	(29)
Proceeds from sales of other property and equipment	61	9
Other	(3)	(2)
Net cash used in investing activities	(81)	(546)

Net cash provided by (used in) financing activities	1,213	(567)
Change in cash and cash equivalents	878	(934)
Ending cash	$882	$825

(a)	Includes capitalized interest of $2 million and $2 million for the three months ended December 31, 2016 and 2015, respectively.

(b)	Includes capitalized interest of $56 million and $81 million for the three months ended December 31, 2016 and 2015, respectively.

(c)	Includes capitalized interest $1 million for the three months ended December 31, 2015. No capitalized interest was recorded for the three months ended December 31, 2016.

CHESAPEAKE ENERGY CORPORATION
CONDENSED CONSOLIDATED CASH FLOW DATA
($ in millions)
(unaudited)

YEARS ENDED:	December 31, 2016	December 31, 2015

Beginning cash	$825	$4,108

Net cash provided by (used in) operating activities	(204)	1,234

Cash flows from investing activities:
Drilling and completion costs(a)	(1,295)	(3,095)
Acquisitions of proved and unproved properties(b)	(788)	(533)
Proceeds from divestitures of proved and unproved properties	1,406	189
Additions to other property and equipment(c)	(37)	(143)
Proceeds from sales of other property and equipment	131	89
Cash paid for title defects	(69)	—
Additions to investments	—	(1)
Decrease in restricted cash	—	52
Other	(8)	(9)
Net cash used in investing activities	(660)	(3,451)

Net cash provided by (used in) financing activities	921	(1,066)
Change in cash and cash equivalents	57	(3,283)
Ending cash	$882	$825

(a)	Includes capitalized interest of $6 million and $24 million for the years ended December 31, 2016 and 2015, respectively.

(b)	Includes capitalized interest of $236 million and $387 million for the years ended December 31, 2016 and 2015, respectively.

(c)	Includes capitalized interest of $1 million and $4 million for the years ended December 31, 2016 and 2015, respectively.

CHESAPEAKE ENERGY CORPORATION
RECONCILIATION OF ADJUSTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS
(in millions, except per share data)
(unaudited)

THREE MONTHS ENDED:	December 31, 2016
	$	Shares(a)	$/Share(c) (d)
Net loss available to common stockholders	$(741)	887	$(0.84)

Adjustments:
Unrealized losses on commodity derivatives	395		0.45
Restructuring and other termination costs	3		—
Provision for legal contingencies	11		0.01
Impairments of fixed assets and other	43		0.05
Net gains on sales of fixed assets	(7)		(0.01)
Impairments of investments	119		0.13
Losses on purchases or exchanges of debt	19		0.02
Other	13		0.02
Loss on exchange of preferred stock	428		0.48
Income tax benefit(b)	(190)		(0.21)
Adjusted net loss available to common stockholders(c) (Non-GAAP)	93		0.10

Preferred stock dividends	(30)		(0.03)
Total adjusted net income attributable to Chesapeake(c) (d) (Non-GAAP)	$63		$0.07

(a)	Weighted average common and common equivalent shares outstanding do not include 211 million shares that were considered antidilutive for calculating earnings per share in accordance with GAAP.

(b)	Our effective tax rate in the three months ended December 31, 2016 was 35.7%.

(c)
Adjusted net income and adjusted earnings per common share are not measures of financial performance under accounting principles generally accepted in the United States (GAAP), and should not be considered as an alternative to net income available to common stockholders or earnings per share. Adjusted net income available to common stockholders and adjusted earnings per share exclude certain items that management believes affect the comparability of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because:

(i)	Management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies.

(ii)	Adjusted net income available to common stockholders is more comparable to earnings estimates provided by securities analysts.

(iii)
Items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

(d)	We have revised our presentation of adjusted loss per share to exclude shares considered antidilutive when calculating earnings per share in accordance with GAAP.

CHESAPEAKE ENERGY CORPORATION
RECONCILIATION OF ADJUSTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS
(in millions, except per share data)
(unaudited)

THREE MONTHS ENDED:	December 31, 2015
	$	Shares(a)	$/Share(c) (d)
Net loss available to common stockholders	$(2,228)	663	$(3.36)

Adjustments:
Unrealized losses on commodity derivatives	53		0.08
Unrealized gains on supply contract derivatives	(5)		(0.01)
Restructuring and other termination costs	(3)		—
Provision for legal contingencies	(6)		(0.01)
Impairment of oil and natural gas properties	2,831		4.27
Impairments of fixed assets and other	27		0.04
Net losses on sales of fixed assets	1		—
Impairments of investments	53		0.08
Gains on purchases or exchanges of debt	(279)		(0.42)
Other	—		—
Tax effect of above items(b)	(612)		(0.92)
Adjusted net loss available to common stockholders(c) (Non-GAAP)	(168)		(0.25)

Preferred stock dividends	43		0.06
Total adjusted net loss attributable to Chesapeake(c) (d) (Non-GAAP)	$(125)		$(0.19)

(a)	Weighted average common and common equivalent shares outstanding do not include 114 million shares that were considered antidilutive for calculating earnings per share in accordance with GAAP.

(b)	Our effective tax rate in the three months ended December 31, 2015 was 22.9%.

(c)
Adjusted net income and adjusted earnings per common share are not measures of financial performance under accounting principles generally accepted in the United States (GAAP), and should not be considered as an alternative to net income available to common stockholders or earnings per share. Adjusted net income available to common stockholders and adjusted earnings per share exclude certain items that management believes affect the comparability of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because:

(i)	Management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies.

(ii)	Adjusted net income available to common stockholders is more comparable to earnings estimates provided by securities analysts.

(iii)
Items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

(d)	We have revised our presentation of adjusted loss per share to exclude shares considered antidilutive when calculating earnings per share in accordance with GAAP.

CHESAPEAKE ENERGY CORPORATION
RECONCILIATION OF ADJUSTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS
(in millions, except per share data)
(unaudited)

YEAR ENDED:	December 31, 2016
	$	Shares(a)	$/Share(c) (d)
Net loss available to common stockholders	$(4,881)	764	$(6.39)

Adjustments:
Unrealized losses on commodity derivatives	818		1.07
Unrealized losses on supply contract derivatives	297		0.39
Restructuring and other termination costs	6		0.01
Provision for legal contingencies	123		0.16
Impairment of oil and natural gas properties	2,520		3.30
Impairments of fixed assets and other	838		1.10
Net gains on sales of fixed assets	(12)		(0.02)
Impairments of investments	119		0.16
Loss on sale of investment	10		0.01
Gains on purchases or exchanges of debt	(236)		(0.31)
Other	22		0.03
Loss on exchange of preferred stock	428		0.56
Income tax benefit(b)	(190)		(0.25)
Adjusted net loss available to common stockholders(c) (Non-GAAP)	(138)		(0.18)

Preferred stock dividends	97		0.13
Total adjusted net loss attributable to Chesapeake(c) (d) (Non-GAAP)	$(41)		$(0.05)

(a)	Weighted average common and common equivalent shares outstanding do not include 247 million shares that were considered antidilutive for calculating earnings per share in accordance with GAAP.

(b)	Our effective tax rate in the year ended December 31, 2016 was 4.2%.

(c)
Adjusted net income and adjusted earnings per share are not measures of financial performance under accounting principles generally accepted in the United States (GAAP), and should not be considered as an alternative to net income available to common stockholders or earnings per share. Adjusted net income available to common stockholders and adjusted earnings per share exclude certain items that management believes affect the comparability of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because:

(i)	Management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies.

(ii)	Adjusted net income available to common stockholders is more comparable to earnings estimates provided by securities analysts.

(iii)
Items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

(d)	We have revised our presentation of adjusted loss per share to exclude shares considered antidilutive when calculating earnings per share in accordance with GAAP.

CHESAPEAKE ENERGY CORPORATION
RECONCILIATION OF ADJUSTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS
(in millions, except per share data)
(unaudited)

YEAR ENDED:	December 31, 2015
	$	Shares(a)	$/Share(c) (d)
Net loss available to common stockholders	$(14,856)	662	$(22.43)

Adjustments:
Unrealized losses on commodity derivatives	687		1.04
Unrealized gains on supply contract derivatives	(295)		(0.45)
Restructuring and other termination costs	36		0.05
Provision for legal contingencies	353		0.53
Impairment of oil and natural gas properties	18,238		27.55
Impairments of fixed assets and other	194		0.29
Net losses on sales of fixed assets	4		0.01
Impairments of investments	53		0.08
Gains on purchases or exchanges of debt	(279)		(0.42)
Tax rate adjustment	(17)		(0.03)
Other	(9)		(0.02)
Tax effect of above items(b)	(4,438)		(6.70)
Adjusted net loss available to common stockholders(c) (Non-GAAP)	(329)		(0.50)

Preferred stock dividends	171		0.26
Total adjusted net loss attributable to Chesapeake(c) (d) (Non-GAAP)	$(158)		(0.24)

(a)	Weighted average common and common equivalent shares outstanding do not include 114 million shares that were considered antidilutive for calculating earnings per share in accordance with GAAP.

(b)	Our effective tax rate in the year ended December 31, 2015 was 23.4%.

(c)
Adjusted net income and adjusted earnings per common share are not measures of financial performance under accounting principles generally accepted in the United States (GAAP), and should not be considered as an alternative to net income available to common stockholders or earnings per share. Adjusted net income available to common stockholders and adjusted earnings per share exclude certain items that management believes affect the comparability of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because:

(i)	Management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies.

(ii)	Adjusted net income available to common stockholders is more comparable to earnings estimates provided by securities analysts.

(iii)
Items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

(d)	We have revised our presentation of adjusted loss per share to exclude shares considered antidilutive when calculating earnings per share in accordance with GAAP.

CHESAPEAKE ENERGY CORPORATION
RECONCILIATION OF OPERATING CASH FLOW AND EBITDA
($ in millions)
(unaudited)

THREE MONTHS ENDED:	December 31, 2016	December 31, 2015

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(254)	$179
Changes in assets and liabilities	134	207
OPERATING CASH FLOW(a)	$(120)	$386

THREE MONTHS ENDED:	December 31, 2016	December 31, 2015

NET LOSS	$(342)	$(2,185)
Interest expense	99	107
Income tax benefit	(190)	(649)
Depreciation and amortization of other assets	21	30
Oil, natural gas and NGL depreciation, depletion and amortization	214	326
EBITDA(b)	$(198)	$(2,371)

THREE MONTHS ENDED:	December 31, 2016	December 31, 2015

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(254)	$179
Changes in assets and liabilities	134	207
Interest expense, net of unrealized gains (losses) on derivatives	85	104
Gains (losses) on commodity derivatives, net	(444)	284
Gains on supply contract derivatives, net	—	5
Cash (receipts) payments on commodity and supply contract derivative settlements, net	40	(273)
Renegotiations of natural gas gathering contracts	49	—
Stock-based compensation	(12)	(17)
Restructuring and other termination costs	(2)	3
Provision for legal contingencies	(10)	19
Impairment of oil and natural gas properties	—	(2,831)
Impairments of fixed assets and other	318	(16)
Net gains (losses) on sales of fixed assets	7	(1)
Investment activity	(5)	(39)
Impairment of investment	(119)	(53)
Gains on purchases or exchanges of debt	(19)	304
Other items	34	(246)
EBITDA(b)	$(198)	$(2,371)

(a)
Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Operating cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash that is used to internally fund exploration and development activities and to service debt. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities as an indicator of cash flows, or as a measure of liquidity. Operating cash flow for the three months ended December 31, 2016 includes $361 million paid to terminate certain gas gathering agreements and $49 million paid to renegotiate certain gas gathering agreements.

(b)
Ebitda represents net income before interest expense, income taxes, and depreciation, depletion and amortization expense. Ebitda is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Ebitda is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders pursuant to our bank credit agreements and is used in the financial covenants in our bank credit agreements. Ebitda is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations or cash flow provided by operating activities prepared in accordance with GAAP.

CHESAPEAKE ENERGY CORPORATION
RECONCILIATION OF OPERATING CASH FLOW AND EBITDA
($ in millions)
(unaudited)

YEARS ENDED:	December 31, 2016	December 31, 2015

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(204)	$1,234
Changes in assets and liabilities	732	1,034
OPERATING CASH FLOW(a)	$528	$2,268

YEARS ENDED:	December 31, 2016	December 31, 2015

NET LOSS	$(4,354)	$(14,635)
Interest expense	296	317
Income tax benefit	(190)	(4,463)
Depreciation and amortization of other assets	104	130
Oil, natural gas and NGL depreciation, depletion and amortization	1,002	2,099
EBITDA(b)	$(3,142)	$(16,552)

YEARS ENDED:	December 31, 2016	December 31, 2015

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(204)	$1,234
Changes in assets and liabilities	732	1,034
Interest expense, net of unrealized gains (losses) on derivatives	275	321
Gains (losses) on commodity derivatives, net	(578)	624
Gains (losses) on supply contract derivatives, net	(151)	295
Cash receipts on commodity and supply contract derivative settlements, net	(448)	(1,132)
Renegotiations of natural gas gathering contracts	115	—
Stock-based compensation	(52)	(78)
Restructuring and other termination costs	(3)	14
Provision for legal contingencies	(87)	(340)
Impairment of oil and natural gas properties	(2,520)	(18,238)
Impairments of fixed assets and other	(467)	(175)
Net gains (losses) on sales of fixed assets	12	(4)
Investment activity	(18)	(96)
Impairment of investment	(119)	(53)
Gains on purchases or exchanges of debt	236	304
Other items	135	(262)
EBITDA(b)	$(3,142)	$(16,552)

(a)
Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Operating cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash that is used to internally fund exploration and development activities and to service debt. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities as an indicator of cash flows, or as a measure of liquidity. Operating cash flow for the year ended December 31, 2016 includes $361 million paid to terminate certain gas gathering agreements and $115 million paid to renegotiate certain gas gathering agreements.

(b)
Ebitda represents net income before interest expense, income taxes, and depreciation, depletion and amortization expense. Ebitda is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Ebitda is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders pursuant to our bank credit agreements and is used in the financial covenants in our bank credit agreements. Ebitda is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations or cash flow provided by operating activities prepared in accordance with GAAP.

CHESAPEAKE ENERGY CORPORATION
RECONCILIATION OF ADJUSTED EBITDA
($ in millions)
(unaudited)

THREE MONTHS ENDED:	December 31, 2016	December 31, 2015

EBITDA	$(198)	$(2,371)

Adjustments:
Unrealized losses on commodity derivatives	395	51
Unrealized gains on supply contract derivatives	—	(5)
Restructuring and other termination costs	3	(3)
Provision for legal contingencies	11	(6)
Impairment of oil and natural gas properties	—	2,831
Impairments of fixed assets and other	43	27
Net (gains) losses on sales of fixed assets	(7)	1
Impairment of investment	119	53
(Gains) losses on purchases or exchanges of debt	19	(279)
Net income attributable to noncontrolling interests	(1)	—
Other	1	(1)

Adjusted EBITDA(a)	$385	$298

CHESAPEAKE ENERGY CORPORATION
RECONCILIATION OF ADJUSTED EBITDA
($ in millions)
(unaudited)

YEARS ENDED:	December 31, 2016	December 31, 2015

EBITDA	$(3,142)	$(16,552)

Adjustments:
Unrealized losses on commodity derivatives	818	693
Unrealized (gains) losses on supply contract derivatives	297	(295)
Restructuring and other termination costs	6	36
Provision for legal contingencies	123	353
Impairment of oil and natural gas properties	2,520	18,238
Impairments of fixed assets and other	838	194
Net (gains) losses on sales of fixed assets	(12)	4
Impairment of investment	119	53
Loss on sale of investment	10	—
Gains on purchases or exchanges of debt	(236)	(279)
Net income attributable to noncontrolling interests	(2)	(50)
Other	—	(10)

Adjusted EBITDA(a)	$1,339	$2,385

(a)
Adjusted ebitda excludes certain items that management believes affect the comparability of operating results. The company believes these non-GAAP financial measures are a useful adjunct to ebitda because:

(i)	Management uses adjusted ebitda to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies.

(ii)	Adjusted ebitda is more comparable to estimates provided by securities analysts.

(iii)
Items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Accordingly, adjusted EBITDA should not be considered as a substitute for net income, income from operations or cash flow provided by operating activities prepared in accordance with GAAP.

CHESAPEAKE ENERGY CORPORATION
RECONCILIATION OF PV-9 AND PV-10 TO STANDARDIZED MEASURE
($ in millions)
(unaudited)

PV-9 is a non-GAAP metric used in the determination of the value of collateral under Chesapeake's credit facility. PV-10 is a non-GAAP metric used by the industry, investors and analysts to estimate the present value, discounted at 10% per annum, of estimated future cash flows of the company's estimated proved reserves before income tax. The following table shows the reconciliation of PV-9 and PV-10 to the company's standardized measure of discounted future net cash flows, the most directly comparable GAAP measure, for the year ended December 31, 2015 and for the period ended December 31, 2016. Management believes that PV-9 provides useful information to investors regarding the company's collateral position and that PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, management believes the use of a pre-tax measure is valuable for evaluating the company. Neither PV-9 nor PV-10 should be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.

PV-9 – December 31, 2016 @ NYMEX Strip	$11,887
Less: Change in discount factor from 9 to 10	(658)
PV-10 – December 31, 2016 @ NYMEX Strip	11,229
Less: Change in pricing assumption from NYMEX Strip to SEC	(6,824)
PV-10 – December 31, 2016 @ SEC	4,405
Less: Present value of future income tax discounted at 10%	(26)
Standardized measure of discounted future cash flows – December 31, 2016	$4,379

CHESAPEAKE ENERGY CORPORATION
MANAGEMENT’S OUTLOOK AS OF FEBRUARY 23, 2017
Chesapeake periodically provides guidance on certain factors that affect the company’s future financial performance. New information or changes from the company's February 14, 2017 Outlook are italicized bold below.

Year Ending 12/31/2017

Adjusted Production Growth(a)	(3%) to 2%
Absolute Production
Liquids - mmbbls	51 - 55
Oil - mmbbls	33 - 35
NGL - mmbbls	18 - 20
Natural gas - bcf	860 - 900
Total absolute production - mmboe	194 - 205
Absolute daily rate - mboe	532 - 562
Estimated Realized Hedging Effects(b) (based on 2/9/17 strip prices):
Oil - $/bbl	($0.15)
Natural gas - $/mcf	($0.24)
NGL - $/bbl	$0.06
Estimated Basis to NYMEX Prices:
Oil - $/bbl	$1.55 - $1.75
Natural gas - $/mcf	$0.35 - $0.45
NGL - $/bbl	$4.00 - $4.40
Operating Costs per Boe of Projected Production:
Production expense	$2.50 - $2.70
Gathering, processing and transportation expenses	$7.00 - $7.50
Oil - $/bbl	$4.25 - $4.45
Natural Gas - $/mcf	$1.25 - $1.35
NGL - $/bbl	$8.10 - $8.50
Production taxes	$0.40 - $0.50
General and administrative(c)	$1.20 - $1.30
Stock-based compensation (noncash)	$0.10 - $0.20
DD&A of natural gas and liquids assets	$4.00 - $5.00
Depreciation of other assets	$0.40 - $0.50
Interest expense(d)	$1.85 - $1.95
Marketing, gathering and compression net margin(e)	($80) - ($60)
Book Tax Rate	0%
Capital Expenditures ($ in millions)(f)	$1,700 - $2,300
Capitalized Interest ($ in millions)	$200
Total Capital Expenditures ($ in millions)	$1,900 - $2,500

(a)	Based on 2016 production of 547 mboe per day, adjusted for 2016 sales.

(b)	Includes expected settlements for commodity derivatives adjusted for option premiums. For derivatives closed early, settlements are reflected in the period of original contract expiration.

(c)	Excludes expenses associated with stock-based compensation.

(d)	Excludes unrealized gains (losses) on interest rate derivatives.

(e)	Includes revenue and operating expenses. Excludes depreciation and amortization of other assets.

(f)
Includes capital expenditures for drilling and completion, leasehold, geological and geophysical costs, rig termination payments and other property and plant and equipment. Excludes any additional proved property acquisitions.

Oil, Natural Gas and Natural Gas Liquids Hedging Activities
Chesapeake enters into commodity derivative transactions in order to mitigate a portion of its exposure to adverse changes in market prices. Please see the quarterly reports on Form 10-Q and annual reports on Form 10-K filed by Chesapeake with the SEC for detailed information about derivative instruments the company uses, its quarter-end derivative positions and accounting for oil, natural gas and natural gas liquids derivatives.
As of February 22, 2017, the company had downside protection, through open swaps, on its 2017 oil production at an average price of $50.19 per bbl. The company had downside price protection, through open swaps and two-way collars, on its 2017 natural gas production at an average price of $3.07 per mcf. Chesapeake also had downside price protection, through open swaps, on a portion of its 2017 ethane production at an average price of $0.28 per gallon.
In addition, the company had downside protection, through open swaps and two-way collars, on a portion of its 2018 natural gas production at an average price of $3.09 per mcf.
The company’s crude oil hedging positions as of February 22, 2017 were as follows:

Open Crude Oil Swaps; Gains from Closed
Crude Oil Trades and Call Option Premiums

	Open Swaps (mbbls)	Avg. NYMEX Price of Open Swaps	Total Gains from Closed Trades and Premiums for Call Options ($ in millions)
Q1 2017	5,850	$50.01	$22
Q2 2017	5,915	$50.12	23
Q3 2017	5,612	$50.27	23
Q4 2017	5,612	$50.36	23
Total 2017	22,989	$50.19	$91
Total 2018 – 2022			$(13)

Crude Oil Net Written Call Options

	Call Options (mbbls)	Avg. NYMEX Strike Price
Q1 2017	1,305	$83.50
Q2 2017	1,320	$83.50
Q3 2017	1,334	$83.50
Q4 2017	1,334	$83.50
Total 2017	5,293	$83.50

The company’s natural gas hedging positions as of February 22, 2017 were as follows:

Open Natural Gas Swaps; Losses from Closed
Natural Gas Trades and Call Option Premiums

	Open Swaps (bcf)	Avg. NYMEX Price of Open Swaps	Total Losses from Closed Trades and Premiums for Call Options ($ in millions)
Q1 2017	144	$3.22	$(3)
Q2 2017	157	$2.96	(1)
Q3 2017	158	$3.00	(2)
Q4 2017	140	$3.10	(3)
Total 2017	599	$3.07	$(9)
Total 2018 – 2022	120	$3.13	$(69)

Natural Gas Two-Way Collars

	Open Collars (bcf)	Avg. NYMEX Bought Put Price	Avg. NYMEX Sold Call Price
Q1 2017	23	$3.00	$3.48
Total 2017	23	$3.00	$3.48
Total 2018	47	$3.00	$3.25

Natural Gas Net Written Call Options

	Call Options (bcf)	Avg. NYMEX Strike Price
Q1 2017	12	$9.43
Q2 2017	12	$9.43
Q3 2017	12	$9.43
Q4 2017	12	$9.43
Total 2017	48	$9.43
Total 2018 – 2020	66	$12.00

Natural Gas Basis Protection Swaps

	Volume (bcf)	Avg. NYMEX plus/(minus)
Q1 2017	13	$0.35
Q2 2017	5	$(0.46)
Q3 2017	6	$(0.46)
Q4 2017	6	$(0.46)
Total 2017	30	$(0.11)
Total 2018	1	$(1.03)

The company’s natural gas liquids hedging positions as of February 22, 2017 were as follows:

Open Ethane Swaps

	Volume (mmgal)	Avg. NYMEX Price of Open Swaps
Q1 2017	26	$0.28
Q2 2017	27	$0.28
Total 2017	53	$0.28